EXHIBIT 99.2


              ASHTON TECHNOLOGY GROUP ANNOUNCES NEW BOARD MEMBERS

                   FOUR LEADERS IN FINANCIAL INDUSTRY BRING OPERATING EXPERTISE, RELATIONSHIPS AND PRIOR SUCCESS TO ASHTON


Philadelphia, PA, May 9, 2002 - The Ashton Technology Group, Inc. (OTCBB: ASTN) today announced the addition of four financial services executives to its board of directors. The new Ashton board members are Donald E. Nickelson, who will serve as chairman; Jonathan F. Foster, James R. Boris and Roy S. Neff.

Robert Warshaw, acting CEO of Ashton Technologies, said, "Our commitment was to leverage the technology, leadership, operating capital and relationships that we obtained as a result of the OptiMark Innovations transaction. This is the first step in that direction."

Mr. Nickelson said, "By naming independent directors to its board, Ashton is clearly demonstrating a strong commitment to capitalize on our new business model. Our ability to offer low cost liquidity in a broad universe of stocks at multiple points through the day presents a compelling opportunity to the institutional equity trading community."

Messrs. Nickelson, Foster, Boris and Neff will join existing board members, including Mr. Warshaw; Trevor Price, Ashton's new chief operating officer; Fred Weingard, Ashton's chief technology officer; and Ronald D. Fisher, managing director of SOFTBANK Capital Partners.

                  BIOS ON NEW ASHTON TECHNOLOGIES BOARD MEMBERS
                  ---------------------------------------------

                               DONALD E. NICKELSON
                               -------------------

Mr. Nickelson is currently Vice-Chairman and Director of Harbour Group Industries Inc., a leveraged buy-out firm. He served as President of PaineWebber Group, an investment banking and brokerage firm. He also serves as Lead Trustee of the Mainstay Mutual Funds Group. He served as Chairman of the Pacific Stock Exchange and Director of the Chicago Board Options Exchange.

                                 JAMES R. BORIS
                                 --------------

James R. Boris is currently chairman of JB Capital Management, LLC, a private investment firm. From 1990-1999 he was the chairman and chief executive officer of Kemper Securities, Inc., renamed EVEREN Securities, Inc., which was acquired by First Union Corporation in 1999. Mr. Boris was an executive vice



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president and member of the board of directors of PaineWebber, Inc. and Shearson
Lehman Brothers, Inc. and chairman and chief executive officer of Invest Financial Corporation. His past affiliations include membership on the Board of Directors of the Chicago Board Options Exchange and the Securities Industry Association. He was also a member of the New York Stock Exchange, and the Board of Governors of the Chicago Stock Exchange.

                               JONATHAN F. FOSTER
                               ------------------

Mr. Foster is a Managing Director and a member of the investment committee at The Cypress Group, a leading New York-based private equity firm with approximately $3.5 billion under management. Prior to The Cypress Group, Mr. Foster was a Senior Managing Director in the Mergers and Acquisitions Group at Bear, Stearns & Co. Inc. Mr. Foster served as Executive Vice President - Chief Operating Officer and Chief Financial Officer of Toysrus.com during 2000. From 1989 until 2000, Mr. Foster was an investment banker at Lazard Freres & Co., ultimately as a Managing Director. He is a member of the Board of Directors of BrandPartners Group, Inc.

                                   ROY S. NEFF
                                   -----------

Mr. Neff is Chief Executive Officer of BarterSecurities, Inc., which builds online trading software. Prior to joining BarterSecurities, Mr. Neff was the Co-CEO of BNP/Cooper Neff, Inc., a subsidiary of BNP Paribas that was responsible for the options trading business of the bank. Mr. Neff was a co-founder of Cooper Neff & Associates, a proprietary options trading firm, in 1981 and was the managing partner of Cooper Neff Technologies, L.P., prior to its acquisition by BNP Paribas in January, 1995. Mr. Neff graduated summa cum laude from the Massachusetts Institute of Technology with a Bachelor of Science in mathematics, and earned a Masters of Business Administration from the Wharton Graduate Division of the University of Pennsylvania.


ABOUT THE ASHTON TECHNOLOGY GROUP, INC.

Ashton Technology, through its subsidiaries, provides global institutional investors with low-cost liquidity in S&P500, NASDAQ 100 and Russell 1000 securities. Ashton's guaranteed price/fill program is a highly reliable, easily accessible source for anonymous block liquidity, eliminating market impact and guaranteeing trade execution results that beat 80% of all institutional equity trades (Elkins-McSherry). As a result of the investment in Ashton by OptiMark Innovations, OptiMark Inc., SOFTBANK Capital Partners and Draper Fisher Jurvetson ePlanet Ventures are indirect investors in Ashton.


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Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Although Ashton believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in Ashton's filings with the Securities and Exchange Commission.


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Contact: Fraser P. Seitel, Emerald Partners, 201 784 8880